Exhibit 99.2

TITAN ENERGY PARTNERS LP AND SUBSIDIARY

CONTENTS

Page
REPORTS OF INDEPENDENT AUDITORS
• Successor Company	2
• Predecessor Company	3

CONSOLIDATED FINANCIAL STATEMENTS:

Consolidated Balance Sheets for Successor Company –	4
• As of June 30, 2005
• As of March 31, 2006 (unaudited)

Consolidated Statements of Operations –

• For the period from December 20, 2004 to June 30, 2005 (Successor Company)	6
• For the period from July 1, 2004 to December 19, 2004 (Predecessor Company)

• For the nine months ended March 31, 2006 (Successor Company - unaudited)	7
• For the period from December 20, 2004 to March 31, 2005 (Successor Company - unaudited)
• For the period from July 1, 2004 to December 19, 2004 (Predecessor Company)

Consolidated Statements of Partners’ Capital –	8

• For the period from July 1, 2004 to December 19, 2004 (Predecessor Company)
• For the period from December 20, 2004 to June 30, 2005 (Successor Company)
• For the nine months ended March 31, 2006 (Successor Company - unaudited)

Consolidated Statements of Cash Flows –

• For the period from December 20, 2004 to June 30, 2005 (Successor Company)	9
• For the period from July 1, 2004 to December 19, 2004 (Predecessor Company)

• For the nine months ended March 31, 2006 (Successor Company - unaudited)	10
• For the period from December 20, 2004 to March 31, 2005 (Successor Company - unaudited)
• For the period from July 1, 2004 to December 19, 2004 (Predecessor Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	11

Report of Independent Auditors

To the Board of Directors of Titan Energy GP LLC,

General Partner of Titan Energy Partners LP:

In our opinion, the accompanying consolidated balance sheet at June 30, 2005 (Successor Company) and the consolidated statements of operations, partners’ capital and cash flows for the period from December 20, 2004 to June 30, 2005 (Successor Company) present fairly, in all material respects, the financial position of Titan Energy Partners LP and its subsidiary (the “Partnership”) at June 30, 2005 (Successor Company) and the results of their operations and their cash flows for the period from December 20, 2004 to June 30, 2005 (Successor Company) in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Partnership’s management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, the United States Bankruptcy Court for the Southern District of New York confirmed the Partnership’s Plan of Reorganization (the “Plan”) on November 8, 2004. Confirmation of the Plan resulted in the discharge or settlement of all claims against the Partnership that arose before June 3, 2004 and terminated all rights and interests of equity security holders of the Predecessor Company as provided in the Plan. The Plan was substantially consummated on December 20, 2004 and the Partnership emerged from bankruptcy. In connection with its emergence from bankruptcy, the Partnership adopted fresh start accounting.

January 23, 2006

Chicago, Illinois

Report of Independent Auditors

To the Board of Directors of Titan Energy GP LLC,

General Partner of Titan Energy Partners LP:

In our opinion, the accompanying consolidated statements of operations, partners’ capital and cash flows for the period from July 1, 2004 to December 19, 2004 (Predecessor Company) present fairly, in all material respects, the results of operations and cash flows of Titan Energy Partners LP and its subsidiary (the ‘Partnership’) for the period from July 1, 2004 to December 19, 2004 (Predecessor Company) in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Partnership’s management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, the United States Bankruptcy Court for the Southern District of New York confirmed the Partnership’s Plan of Reorganization (the “Plan”) on November 8, 2004. Confirmation of the Plan resulted in the discharge or settlement of all claims against the Partnership that arose before June 3, 2004 and terminated all rights and interests of equity security holders of the Predecessor Company as provided in the Plan. The Plan was substantially consummated on December 20, 2004 and the Partnership emerged from bankruptcy. In connection with its emergence from bankruptcy, the Partnership adopted fresh start accounting.

January 23, 2006

Chicago, Illinois

TITAN ENERGY PARTNERS LP AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2005	March 31, 2006
		(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$36,092	$40,719
Accounts receivable - trade, net of allowance of $1,593 and $1,598, respectively	16,175	35,261
Inventories	10,595	12,669
Prepaid expenses	4,789	2,671
Other current assets	18,820	11,555

Total current assets	86,471	102,875
PROPERTY, PLANT AND EQUIPMENT, net	187,506	173,328
GOODWILL	3,838	3,838
INTANGIBLE ASSETS, net	33,385	30,732
ASSETS HELD FOR SALE	4,438	3,959
OTHER ASSETS	2,148	1,791

Total assets	$317,786	$316,523

The accompanying notes are an integral part of these consolidated financial statements.

TITAN ENERGY PARTNERS LP AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2005	March 31, 2006
		(Unaudited)
LIABILITIES AND PARTNERS’ CAPITAL
CURRENT LIABILITIES:
Trade accounts payable	$20,850	$21,924
Accrued liabilities	25,706	27,358
Restructuring accruals	27	—
Unsecured claims pool	898	—
Accrued interest expense	284	349
Current portion of long-term debt	2,875	2,424

Total current liabilities	50,640	52,055

LONG-TERM DEBT	124,691	122,935

COMMITMENTS AND CONTINGENCIES

Total liabilities	175,331	174,990

PARTNERS’ CAPITAL:
General Partner	5,305	5,245
Limited Partners
Common Unitholders (7,131 units issued and outstanding at June 30, 2005 and March 31, 2006)	76,115	74,633
Subordinated Unitholders (7,100 units issued and outstanding at June 30, 2005 and March 31, 2006)	61,035	59,559
Deferred units granted	—	2,096

Total partners’ capital	142,455	141,533

Total liabilities and partners’ capital	$317,786	$316,523

The accompanying notes are an integral part of these consolidated financial statements.

TITAN ENERGY PARTNERS LP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Successor	Predecessor
	December 20, 2004 to June 30, 2005	July 1, 2004 to December 19, 2004
REVENUES:
Propane	$202,559	$134,152
Other	19,648	17,522

Total revenues	222,207	151,674

COSTS AND EXPENSES:
Cost of sales	126,179	88,660
Operating, selling, general and administrative expenses	62,489	52,819
Depreciation and amortization	12,833	9,675
Gain on disposal or abandonment of assets	(45)	(8)
Restructuring charges	753	—

Total costs and expenses	202,209	151,146

OPERATING INCOME	19,998	528

OTHER INCOME (EXPENSE):
Interest expense	(5,424)	(169)
Fresh start adjustments	—	(10,835)
Reorganization expenses	(3,959)	(20,898)
Gain on cancellation of debt	—	385,951
Other income (expense), net	1,440	(360)

INCOME BEFORE INCOME TAX EXPENSE	12,055	354,217

Provision for income taxes	—	8

NET INCOME	$12,055	$354,209

The accompanying notes are an integral part of these consolidated financial statements.

TITAN ENERGY PARTNERS LP AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Successor	Successor	Predecessor
	Nine Months Ended March 31, 2006 (unaudited)	December 20, 2004 to March 31, 2005 (unaudited)	July 1, 2004 to December 19, 2004
REVENUES:
Propane	$304,005	$150,705	$134,152
Other	30,952	12,017	17,522

Total revenues	334,957	162,722	151,674

COSTS AND EXPENSES:
Cost of sales	197,203	92,436	88,660
Operating, selling, general and administrative expenses	89,385	33,760	52,819
Depreciation and amortization	17,637	6,640	9,675
(Gain) loss on disposal or abandonment of assets	2	(51)	(8)
Restructuring charges	2,201	140	—

Total costs and expenses	306,428	132,925	151,146

OPERATING INCOME	28,529	29,797	528

OTHER INCOME (EXPENSE):
Interest expense	(8,778)	(2,673)	(169)
Fresh start adjustments	—	—	(10,835)
Reorganization expenses	(1,817)	(2,418)	(20,898)
Gain on cancellation of debt	—	—	385,951
Other income (expense), net	829	828	(360)

INCOME BEFORE INCOME TAX EXPENSE	18,763	25,534	354,217

Provision for income taxes	—	—	8

NET INCOME	$18,763	$25,534	$354,209

The accompanying notes are an integral part of these consolidated financial statements.

TITAN ENERGY PARTNERS LP AND SUBSIDIARY

CONSOLIDATED STATEMENT OF PARTNERS’ CAPITAL

(in thousands)

	Units			Limited Partners			Total Partners’ Capital (Deficit)
	Common	Subordinated	General Partner	Common	Subordinated	Deferred Units Granted
PREDECESSOR COMPANY

Balance, June 30, 2004	17,333	6,598	$(369,771)	$—	$—	$—	$(369,771)
Cash contributed	—	—	15,562	—	—	—	15,562
Net loss before fresh start adjustments	—	—	(20,907)	—	—	—	(20,907)
Gain from discharge of debt	—	—	385,951	—	—	—	385,951
Income effect of fresh start adjustments	—	—	(10,835)	—	—	—	(10,835)
Cancellation of securities	(17,333)	(6,598)	—	—	—	—	—

Balance, December 19, 2004	—	—	$—	$—	$—	$—	$—

SUCCESSOR COMPANY

Exchange of debt for equity	7,100	7,100	$—	$73,334	$58,667	$—	$132,001
Distribution of Successor Company units	—	—	5,200	—	—	—	5,200

Balance, Fresh Start at December 20, 2004	7,100	7,100	5,200	73,334	58,667	—	137,201
Net income	—	—	241	5,896	5,918	—	12,055
Issuance of units for cash	31	—	9	450	—	—	459
Cash distributions	—	—	(145)	(3,565)	(3,550)	—	(7,260)

Balance, June 30, 2005	7,131	7,100	$5,305	$76,115	$61,035	$—	$142,455

Unaudited

Deferred units granted	—	—	—	—	—	2,096	2,096
Distributions	—	—	(435)	(10,696)	(10,650)	—	(21,781)
Net income	—	—	375	9,214	9,174	—	18,763

Balance, March 31, 2006	7,131	7,100	$5,245	$74,633	$59,559	$2,096	$141,533

The accompanying notes are an integral part of these consolidated financial statements.

TITAN ENERGY PARTNERS L.P. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Successor	Predecessor
	December 20, 2004 to June 30, 2005	July 1, 2004 to December 19, 2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$12,055	$354,209
Adjustments to reconcile net income to net cash from operating activities:
Gain on discharge of debt	—	(385,951)
Net fresh start adjustments	—	10,835
Depreciation and amortization	13,071	9,675
(Gain) loss on disposal or abandonment of assets	(45)	(8)
Provision for appliance inventory obsolescence	7	19
Provision for losses on uncollectible accounts	786	277
(Gain) loss on forward supply contracts	(687)	646
Changes in assets and liabilities:
Accounts receivable	11,078	(13,403)
Inventories	6,327	(6,569)
Prepaid expenses and other current assets	10,174	(2,197)
Other assets	(409)	6,747
Trade accounts payable	(31,941)	22,588
Accrued and other current liabilities	(1,495)	3,982
Accrued interest expense	145	679
Restructuring accrual	27	—
Accrued income taxes	(44)	8

Net cash provided by operating activities	19,049	1,537

Cash used in reorganizational activities	(11,392)	(3,618)

Net cash provided by (used in) operating activities and reorganizational activities	7,657	(2,081)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(6,445)	(10,750)
Proceeds from the disposal of assets	1,606	467
Acquisition of intangible assets	(17)	(50)

Net cash used in investing activities	(4,856)	(10,333)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on seller notes, non-competes, and capital leases	(1,181)	(1,613)
Payments on term loan	(625)	—
General Partner contribution	—	5,200
Issuance of Common Units	459	—
Cash distributions	(7,260)	—
Contributed capital to general partners’ deficit	—	15,562

Net cash (used in) provided by financing activities	(8,607)	19,149

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(5,806)	6,735

CASH AND CASH EQUIVALENTS, beginning of period	41,898	35,163

CASH AND CASH EQUIVALENTS, end of period	$36,092	$41,898

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$5,279	$249
Cash paid for income taxes	—	44

The accompanying notes are an integral part of these consolidated financial statements.

TITAN ENERGY PARTNERS L.P. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Successor	Successor	Predecessor
	Nine Months Ended March 31, 2006 (Unaudited)	December 20, 2004 to March 31, 2005 (Unaudited)	July 1, 2004 to December 19, 2004

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$18,763	$25,534	$354,209
Adjustments to reconcile net income to net cash from operating activities:
Gain on discharge of debt	—	—	(385,951)
Net fresh start adjustments	—	—	10,835
Depreciation and amortization	17,914	6,640	9,675
(Gain) loss on sale of fixed assets	360	(137)	—
(Gain) loss on disposal or abandonment of assets	—	—	(8)
Provision for appliance inventory obsolescence	77	7	19
Provision for losses on uncollectible accounts	733	514	277
(Gain) loss on forward supply contracts	—	(646)	646
Changes in assets and liabilities:
Accounts receivable	(19,819)	(5,875)	(13,403)
Inventories	(2,152)	2,817	(6,569)
Prepaid expenses and other current assets	9,383	1,831	(2,197)
Other assets	79	(1,273)	6,747
Trade accounts payable	1,074	(28,312)	22,588
Accrued and other current liabilities	3,818	(2,453)	3,982
Accrued interest expense	65	186	679
Accrued income taxes	—	—	8

Net cash provided by operating activities	30,295	(1,167)	1,537

Cash used in reorganizational activities	(925)	(6,206)	(3,618)

Net cash provided by (used in) operating activities and reorganizational activities	29,370	(7,373)	(2,081)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(4,552)	(2,713)	(10,750)
Proceeds from the disposal of assets	3,815	824	467
Acquisition of intangible assets	(125)	—	(50)

Net cash used in investing activities	(862)	(1,889)	(10,333)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on seller notes, non-competes, and capital leases	—	—	(1,613)
Principal payments on long-term debt	(2,100)	(939)	—
General Partner contribution	—	—	5,200
Issuance of Common Units	—	450	—
Cash distributions	(21,781)	—	—
Contributed capital to general partners’ deficit	—	—	15,562

Net cash (used in) provided by financing activities	(23,881)	(489)	19,149

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	4,627	(9,751)	6,735
CASH AND CASH EQUIVALENTS, beginning of period	36,092	41,898	35,163

CASH AND CASH EQUIVALENTS, end of period	$40,719	$32,147	$41,898

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$8,713	$2,452	$249
Cash paid for income taxes	—	—	44

The accompanying notes are an integral part of these consolidated financial statements.

TITAN ENERGY PARTNERS LP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Tabular dollar amounts in thousands, except per unit data)

NOTE 1 – Reorganization and Emergence from Chapter 11

Titan Energy Partners LP (“Titan Partners”) was formed on November 1, 2004. Its wholly-owned subsidiary, Titan Propane LLC (the “Operating Company”), was formed on October 26, 2004. The above entities succeeded Cornerstone Propane Partners, L.P. (“Cornerstone Partners” or the “Predecessor Company”, as described below) upon the consummation of the reorganization plan on December 20, 2004 following a bankruptcy petition filed by the Predecessor Company and subsidiaries. The accompanying Successor Company (as described below) financial statements for the nine months ended March 31, 2006 and the period from December 20, 2004 to June 30, 2005 include the accounts of Titan Partners and the Operating Company (collectively referred to herein as the “Partnership” or the “Successor Company”). The Operating Company has a wholly-owned subsidiary, Titan Propane Services Inc., which became active during the period ended March 31, 2006.

Cornerstone Partners was formed on October 7, 1996, as a Delaware limited partnership. Cornerstone Partners and its subsidiary, Cornerstone Propane, L.P., a Delaware limited partnership (the “Operating Partnership”) were formed to acquire, own and operate substantially all of the propane businesses and assets of SYN Inc. and its subsidiaries (“Synergy”), Empire Energy Corporation and its subsidiaries (“Empire”) and CGI Holdings, Inc. and its subsidiaries (“Coast”). On December 20, 2004, the Operating Partnership merged with and into the Operating Company, whereby the separate existence of the Operating Partnership ceased and the Operating Company became the surviving company. The accompanying consolidated financial statements for the period ended December 19, 2004 include the accounts of Cornerstone Partners, the Operating Partnership and its corporate subsidiaries (collectively, the “Predecessor Company”).

The Successor Company continued the business of the Predecessor Company upon emergence from bankruptcy. The core business consists principally of (a) the retail marketing and distribution of propane for residential, commercial, industrial, agricultural and other retail uses; (b) the repair and maintenance of propane heating systems and appliances; and (c) the sale of propane-related supplies, appliances and other equipment. On June 3, 2004, Cornerstone Partners and its subsidiaries filed voluntary petitions for protection under Chapter 11 of the U.S. Bankruptcy Code. On November 8, 2004, the Bankruptcy Court confirmed the Predecessor Company’s Plan of Reorganization and on December 20, 2004, the Predecessor Company’s Plan of Reorganization was consummated (Note 2).

Reorganization

On June 3, 2004 (the “Filing Date”), the Predecessor Company and its subsidiaries (the “Debtors”) filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code (“Bankruptcy Code” or “Chapter 11”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) in order to facilitate the restructuring of the Debtors’ debt, trade liabilities and other obligations.

Under the Bankruptcy Code, certain claims against the Debtors in existence prior to the filing of the petition for relief under Federal bankruptcy laws were stayed while the Debtors continued business operations as debtors-in-possession. These claims are considered “liabilities subject to compromise”. The primary categories of liabilities subject to compromise as of June 30, 2004 were the following:

Predecessor Company
Current portion of long-term debt	$465,500
Trade accounts payable	27,349
Accrued liabilities and income taxes	20,499
Accrued interest	164,661
Due to former parent	23,291
Long-term debt	3,507

Total	$704,807

The Debtors filed a Disclosure Statement (the “Disclosure Statement”) for the Debtors’ Joint Plan of Reorganization (the “Plan”) pursuant to Chapter 11. On August 10, 2004, an order was signed by the Bankruptcy Court approving the Disclosure Statement. The Debtors filed a modified version of the Disclosure Statement on October 18, 2004. A hearing on confirmation of the Plan took place on November 4, 2004 and an order confirming the Plan was entered by the Bankruptcy Court on November 8, 2004. On December 20, 2004, the Successor Company received final financing commitments.

The effective date of the Plan occurred on December 20, 2004. A summary of the significant provisions of the Plan is set forth below:

•	The Operating Partnership merged with and into the Operating Company;

•	The only member of the Operating Company is Titan Partners;

•	The general partner of Titan Partners is Titan Energy GP LLC, a newly-formed Delaware Limited Liability Company (the “General Partner”). It was originally named Cornerstone Propane GP LLC and changed its name to Titan Energy GP LLC in March 2005;

•	All partnership interests of Cornerstone Partners and the Operating Partnership were cancelled;

•	All debt securities of the Debtors were settled and cancelled (see below);

•	Unexpired leases and executory contracts of the Debtors were assumed or rejected;

•	The Operating Company issued $125.0 million principal amount of new notes due 2009 to settle the $365.0 million of Senior Secured Notes and the amounts outstanding under the Senior Secured Credit Agreement (both defined in Note 7);

•	The Operating Company entered into a $50.0 million revolving credit facility to be used for general working capital purposes;

•	7.1 million common units and 7.1 million subordinated units of Titan Partners were issued to settle claims of holders of the Senior Secured Notes (see below);

•	Total payments of approximately $15.3 million in cash has been used to settle $45.0 million of Senior Notes and certain unsecured claims against the Debtors pursuant to the Plan (see below).

The following briefly summarizes the classification and treatment of claims and equity interests under the Plan.

Claims estimated to be fully recoverable:

•	Administrative expenses and other priority claims, secured tax claims and other secured claims were paid in cash.

•	Obligations incurred in the ordinary course of business during the pendency of the Chapter 11 case or approved by the Bankruptcy Court and pre-existing obligations under executory contracts assumed by the Operating Company have been or will be paid in full when due.

Claims having an estimated recovery of less than 100%:

•	Convenience claims, which were defined as claims for $3,000 or less per claim, were settled by cash payments.

•	The Senior Secured Notes (Note 7) were settled with (a) $110.0 million principal amount of new notes and (b) 100% of the new Common and Subordinated Units as discussed above (subject to dilution as part of the Equity Incentive Plan as described in Note 12).

•	Northwestern Corporation (“Northwestern”), the holder of the Operating Partnership’s Senior Secured Credit Agreement, received $15.0 million principal amount of a new note in full satisfaction of the Senior Secured Credit Agreements (Note 7) and any other Northwestern Claims.

•	The Senior Notes (Note 7), unsecured claims and pending litigation, excluding the Securities Litigation (as described in Note 11), of Cornerstone Partners were settled by cash payments of their pro-rata share of $12.3 million.

•	Other unsecured claims, including pending litigation, of the Operating Partnership and its subsidiaries are to be settled by cash payments of their pro-rata share of $3.0 million.

Claims receiving no compensation:

•	The partnership interests of Cornerstone Partners and the Operating Partnership.

•	The claims related to the Predecessor Company Securities Litigation (Note 11).

•	The Subordinated Loans (Note 7).

For federal (and, where appropriate, state) income tax purposes, the bankruptcy reorganization and the dissolution terminated the taxable year of the Predecessor Company. Therefore, the operations of the Predecessor Company and its subsidiaries were reflected on a final tax return for the period January 1, 2004 through December 19, 2004.

Since the bankruptcy reorganization resulted in the elimination of some portion of the Debtors’ debt for less than full value, the Predecessor Company realized cancellation of debt income (“CODI”). The CODI flowed through to unitholders of the Predecessor Company to be recognized on their respective income tax returns.

NOTE 2 – Fresh Start Accounting

Fresh Start basis of presentation

In accordance with American Institute of Certified Public Accountants Statement of Position 90-7, (“SOP 90-7”), the Successor Company adopted fresh start accounting because the owners of the Predecessor Company immediately prior to filing and confirmation of the Plan received less than 50 percent of the ownership of the emerging entity and its reorganization value immediately before confirmation of the Plan was less than the total of its allowed claims and post-petition liabilities. For financial reporting purposes, the effective date of the Plan is considered to be December 20, 2004.

In accordance with the principles of fresh start accounting, the Successor Company adjusted its assets and liabilities to their estimated fair values as of December 20, 2004 with the excess of the Successor Company’s reorganization value over the fair value of its tangible and identifiable intangible assets reported as goodwill. After the debt restructuring, the net effect of all fresh start accounting adjustments resulted in a write-down of assets of $10.8 million.

In accordance with SOP 90-7, management determined the reorganization value of the Successor Company. The Predecessor Company engaged a third party financial advisor to assist in determining the overall enterprise value of the reorganized Successor Company. For the purposes of its application, the enterprise value can be defined as the total value of the Successor Company as a going concern. The third party employed multiple valuation methods and determined that the enterprise value fell within a range of $325.0 million to $395.0 million. The valuation was based on a number of estimates and assumptions and multiple valuation methods, including a discounted cash flow analysis using projected financial information, selected publicly traded company market valuations for similar companies, and other applicable ratios and valuation techniques believed by the Successor Company to be representative of the Successor Company’s business and industry. The estimates and assumptions are inherently subject to significant uncertainties.

The enterprise value was used to estimate the Successor Company’s reorganization value. Reorganization value, as defined by SOP 90-7, is “… the fair value of the entity before considering liabilities and approximates the amount a willing buyer would pay for the assets of the entity immediately after the restructuring.” The reorganization value at December 20, 2004 was determined to be $359.9 million which is the mid-point of the enterprise valuation range.

Another independent valuation firm was engaged to assist in determining the fair value of certain of the Successor Company’s property and equipment and identifiable intangible assets. Using these valuations, the Successor Company allocated the reorganization value to its assets and liabilities. The excess of reorganization value over the fair value of tangible and identifiable intangible assets and liabilities has been recorded as goodwill in the amount of $3.8 million.

Due to the application of fresh start accounting as a result of the consummation of the Plan, the consolidated financial statements of the Partnership issued subsequent to the Plan implementation are not comparable with the consolidated financial statements issued by the Predecessor Company.

As part of the provisions of SOP 90-7, on December 20, 2004 the Successor Company adopted all accounting pronouncements and related interpretations that were scheduled to become effective within the subsequent twelve month period (Note 3).

The following table shows the effects of the debt restructuring and the application of fresh start accounting on the Predecessor Company’s pre-confirmation condensed consolidated balance sheet:

	Predecessor Company December 19, 2004	Debt Restructuring		Adjustments		Successor Company December 20, 2004
Assets
Current assets
Cash and cash equivalents	$40,316	$(3,618)	b)	$5,200	g)	$41,898
Trade receivables, net	28,104	—		—		28,104
Inventories	16,932	—		—		16,932
Prepaid expenses	5,790	—		—		5,790
Other current assets	28,100	—		—		28,100

Total current assets	119,242	(3,618)		5,200		120,824

Property, plant, and equipment, net	188,105	—		5,045	c)	193,150
Goodwill	54,000	—		(50,162)	d)	3,838
Other intangible assets, net	6,519	—		29,002	e)	35,521
Other assets	1,253	—		5,280	f)	6,533

Total assets	$369,119	$(3,618)		$(5,635)		$359,866

Liabilities and Partners’ Equity (Deficit)
Current Liabilities
Current portion of long-term debt	$2,255	$1,250	a)	$—		$3,505
Trade accounts payable	52,775	—		—		52,775
Accrued liabilities	28,089	—				28,089
Reorganization accruals	—	—		—		—
Unsecured claims pool	—	12,290	b)	—		12,290
Accrued interest	139	—		—		139

Total current liabilities	83,258	13,540		—		96,798
Long-term debt	2,117	123,750	a)	—		125,867

Liabilities subject to compromise	658,860	(658,860)	a),b)	—		—

Total liabilities	744,235	(521,570)		—		222,665

Partners’ Equity (Deficit)
General partners	(375,116)	385,951	a),b)	(5,635)	c),d), e),f), g)	5,200
Limited partners
Common unitholders	—	73,334	a)	—		73,334
Subordinated unitholders	—	58,667	a)	—		58,667

Total partners’ equity (deficit)	(375,116)	517,952		(5,635)		137,201

Total liabilities and partners’ equity (deficit)	$369,119	$(3,618)		$(5,635)		$359,866

a)	Exchange of pre-petition secured debt and accrued interest for $125.0 million Senior Secured Notes and limited partner units of Successor Company.

b)	Settlement of secured and unsecured debt (settlement amounts included in bankruptcy claims liabilities).
c)	Property, plant and equipment was adjusted to reflect the estimated fair value of the assets.
d)	Predecessor Company’s historical goodwill was eliminated. Excess of reorganization value over the fair value of Successor Company’s tangible assets and specifically identified intangible assets was recorded as goodwill.
e)	Predecessor Company’s historical book value of specifically identifiable intangible assets was eliminated. Successor Company’s specifically identifiable intangible assets (customer relationships, trade-names, software) were recorded.
f)	Successor Company’s assets held for sale were recorded.
g)	Record contribution of $5.2 million by the General Partner upon emergence as required by the Plan.

The gain on the discharge of the Predecessor Company’s liabilities is as follows:

Total liabilities subject to compromise at December 20, 2004	$658,860
Term Loan B issued	(125,000)
Unsecured claims pool	(15,908)
Estimated value of equity issued to holders of Senior Secured Notes	(132,001)

Total	$385,951

NOTE 3 – Nature of Operations, Basis of Presentation and Summary of Significant Accounting Policies

Nature of operations

The Partnership is a marketer of propane and refined fuels in the United States serving approximately 331,000 residential, commercial, industrial and agricultural customers from approximately 145 customer service centers in 33 states. After emergence from bankruptcy, a significant cleanup of the Partnership’s customer records occurred to purge inactive accounts. The Partnership’s operations are located in the east, south, central and west coast regions of the United States.

Basis of presentation

These consolidated financial statements for the Successor Company include the accounts of Titan Partners and the Operating Company. Financial statement information related to the Predecessor Company includes the accounts of Cornerstone Partners and the Operating Partnership and its wholly-owned subsidiaries. All significant inter-company transactions and accounts have been eliminated.

The accompanying condensed consolidated statements of operations and consolidated statements of cash flows reflect the statements of Predecessor Company for the period from July 1, 2004 to December 19, 2004 and Successor Company for the period from December 20, 2004 through March 31, 2005 (unaudited), and the nine month period ended March 31, 2006 (unaudited) for Successor Company.

In the opinion of management, all adjustments (all of which are normal and recurring) have been made that are necessary to fairly state the consolidated financial position of Titan Energy Partners L.P and subsidiary for Successor Company as of June 30, 2005 and March 31, 2006 (unaudited), and the results of operations for Successor Company for the period from December 20, 2004 to June 30, 2005 and Predecessor Company for the period from July 1, 2004 to December 19, 2004, and the nine-month period ended March 31, 2006 (Successor Company - unaudited) and for the Successor Company for the period from December 20, 2004 to March 31, 2005 (unaudited) and Predecessor Company for the period from July 1, 2004 to December 19, 2004, and cash flows for the period from December 20, 2004 to June 30, 2005 (Successor Company) and for the period from July 1, 2004 to December 19, 2004 (Predecessor Company) and the nine months ended March 31, 2006 (Successor Company - unaudited) and for the Successor Company for the period from December 20, 2004 to March 31, 2005 (unaudited) and Predecessor Company for the period from July 1, 2004 to December 19, 2004.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Financial instruments

The carrying amounts for cash and cash equivalents, trade receivables and accounts payable approximate fair value because of the short-term nature of these financial instruments. At June 30, 2005, the carrying amount of the Partnership’s long-term debt approximates fair value based on the Partnership’s best estimate of interest rates that would be available to the Partnership for similar obligations. At June 30, 2005, the carrying amount of the Partnership’s variable rate debt approximates fair value due to the variable nature of the interest rates.

Cash and cash equivalents

The Partnership considers all liquid investments with original maturities of three months or less when purchased to be cash equivalents. Cash equivalents consist of money market accounts and certificates of deposit.

The Partnership had cash balances in banks in excess of the maximum amount insured by the FDIC at June 30, 2005 and as of March 31, 2006 (unaudited).

Trade receivables, net

Trade receivables as of June 30, 2005 are stated net of allowance for doubtful accounts of $1.6 million. The allowance for doubtful accounts as of March 31, 2006 (unaudited) was $1.6 million. The allowance for doubtful accounts reflects management’s estimate of probable losses inherent in the accounts receivable balance. Management determines the allowance based on known troubled accounts, historical experience and other currently available information.

Inventories

Inventories are stated at the lower of cost or market, with cost being determined using the first-in, first-out method for propane and other fuels at the Partnership’s retail locations. Parts are valued using the weighted average cost method. Appliance inventories are valued using the specific identification method.

Property, plant and equipment

Upon emergence from bankruptcy on December 20, 2004, property, plant and equipment was recorded at estimated fair value in accordance with SOP 90-7. Additions to property, plant and equipment subsequent to December 20, 2004 are recorded at cost. Except for costs incurred in installing Partnership-owned tanks at customer locations, depreciation is computed principally using the straight-line method, over the estimated useful lives of the assets as follows: buildings and improvements, 10 to 40 years; storage and consumer tanks, 10 to 40 years; and vehicles, equipment, office furnishings and software costs, 3 to 10 years. Costs incurred installing Partnership-owned tanks at customer locations, net of amounts billed to customers, are capitalized and depreciated using an accelerated method over 10 years. Leasehold improvements are amortized over the shorter of the estimated useful lives of the assets or the applicable lease terms. When property, plant and equipment are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is credited or charged to operations. Maintenance and repairs are expensed as incurred, while replacements and betterments that extend estimated useful lives are capitalized. Amortization of property under capital leases is included in depreciation expense in the accompanying consolidated statements of operations.

Through December 19, 2004, the Predecessor Company recorded property, plant and equipment at cost. Depreciation was computed using the straight-line method over the estimated useful lives of the assets as follows: buildings and improvements, 10 to 40 years; storage and consumer tanks, together with applicable installation costs, 10 to 40 years; and vehicles, equipment, office furnishings, and software costs, 3 to 10 years. Leasehold improvements were amortized over the shorter of the estimated useful lives of the assets or the applicable lease terms. When property, plant and equipment were retired or otherwise disposed of, the cost and related accumulated depreciation were removed from the accounts, and the resulting gain or loss was credited or charged to operations. Maintenance and repairs were expensed as incurred, while replacements and betterments that extended estimated useful lives were capitalized. Amortization of property under capital leases was included in total depreciation.

Goodwill

The Successor Company accounts for and the Predecessor Company accounted for goodwill in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142 eliminates the requirement to amortize goodwill over its estimated useful life; rather, goodwill is subject to a fair-value based impairment test, which is performed at least annually or more frequently if information indicates there may be an impairment. SFAS No. 142 requires that an impairment test for goodwill be performed in two steps, (i) impairment is determined based upon the fair value of a reporting unit as compared to its carrying value and (ii) if there is an impairment, the impairment loss is measured by comparing the implied fair value of goodwill with the carrying amount of that goodwill. Such valuation process is inherently subject to significant estimates and assumptions. Changes in assumptions used could affect the results.

Other intangible assets

Upon emergence from bankruptcy on December 20, 2004, identifiable intangible assets were recorded at their estimated fair value in accordance with SOP 90-7. Customer lists, trade names and software are amortized over the terms of the applicable agreements and/or estimated useful lives, generally 3 to 12 years.

Non-compete agreements and customer lists were amortized by the Predecessor Company over the terms of the applicable agreements and/or estimated useful lives, generally four to ten years. Trade names were amortized over a 40 year period.

Long-lived assets

The Successor Company accounts for and the Predecessor Company accounted for its long-lived assets in accordance with SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets”, for purposes of determining and measuring impairment of its long-lived assets. The Partnership’s policy is to review the value assigned to its long-lived assets whenever events or changes in circumstances indicate that its carrying value may not be recoverable, using an undiscounted cash flow methodology.

Revenue recognition

Sales of propane and refined fuels and the related cost of product are recognized at the time product is delivered to the customer. Revenue from the sale of propane appliances and equipment is primarily recognized at the time of sale or installation, while revenue from repairs and maintenance is recognized upon completion of the service. Revenue from the rental of propane storage tanks is recognized on a straight-line basis over the term of the lease or the applicable period to which the prepayment applies, generally one year. Deferred revenue is included in accrued liabilities on the consolidated balance sheets.

Income taxes

Successor Company

Neither the Partnership nor the Operating Company is directly subject to federal and state income taxes. Instead, taxable income or loss is allocated to the general and limited partners. As a result, no income tax expense has been reflected in the accompanying consolidated statements of operations of the Partnership or the Operating Company. Through the period ended June 30, 2005, the Successor Company had no active subsidiaries that operated in corporate form and therefore there was no tax provision and no tax effect on the financial statements of the Partnership for any temporary differences as of and for the period ended June 30, 2005.

The Successor Company has an active subsidiary that is organized as a corporation which is subject to income taxes. Such subsidiary began operations in October, 2005. For the nine months ended March 31, 2006, such subsidiary had an operating loss of approximately $1.0 million, for which a deferred tax benefit of approximately $0.4 million was provided. However, because of the uncertainty of realization of such benefit, a valuation allowance was recorded for the full deferred tax benefit. Accordingly, no tax provision is reflected in the accompanying statement of operations.

Predecessor Company

Cornerstone Partners was not directly subject to federal and state income taxes. Instead, taxable income or loss was allocated to the general and limited partners. As a result, no income tax expense has been reflected in the accompanying consolidated financial statements related to the results of operations of Cornerstone Partners or the Operating Company. The Predecessor Company had subsidiaries in corporate form which were subject to federal and state income taxes. Accordingly, these consolidated financial statements reflect income taxes related to the operations of those corporate subsidiaries.

In November 2004, the remaining corporate subsidiaries merged into the Operating Partnership in a taxable transaction. The merger resulted in the elimination of all tax attributes of the subsidiaries, including all net operating loss carryforwards incurred through the date of liquidation. As a result of this treatment, the Predecessor Company has provided a full valuation allowance for these deferred tax assets.

Derivatives and hedging

The Partnership utilizes forward purchase contracts, which require physical settlement, to acquire a portion of the propane that it resells to its customers to manage its exposure to unfavorable changes in commodities prices and to assure adequate physical supply. The forward purchase contracts are not designated as financial instruments and meet the requirement to qualify as normal purchases as defined in SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended by SFAS No. 138 “Accounting for Certain Derivative Instruments and Certain Hedging Activities - an amendment of FASB Statement No. 133” and SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” (collectively, “SFAS No. 133”). The forward purchase contracts thus are not adjusted to fair market value.

The Partnership also enters into forward contracts that are net settled to manage risk associated with the commodity price volatility of propane for fixed sales commitments it has with its customers. These contracts are benchmarked using the New York Mercantile Exchange commodity price. These forward net settled contracts are derivative financial instruments and are accounted for using the mark-to-market method in accordance with SFAS No. 133. While the standard requires that all derivatives be reported at fair value on the balance sheet, the changes in the fair value will be reported in different ways depending on the nature and the effectiveness of the hedging activities. SFAS No. 133 identifies changes in the fair values of the derivatives as being the result of 1) effective hedging, 2) ineffective hedging or 3) unrelated to hedging. The forward contracts are not designated as effective hedges (as defined by the Partnership); accordingly, the changes in the fair value of these contracts are recognized as they occur in the Partnership’s consolidated statements of operations.

Interest Rate Risk

The Partnership is exposed to market risk for changes in interest rates related to its bank credit facilities. The Partnership manages a portion of its interest rate exposures by utilizing an interest rate swap which allows the Partnership to effectively convert a portion of variable rate debt into fixed rate debt.

The Partnership entered into an interest rate swap with a notional amount of $125.0 million in February 2006. This financial instrument did not qualify for hedge accounting as of March 31, 2006. Accordingly, changes in the fair value are accounted for in interest expense on the consolidated statements of operations.

Restructuring charges

The Partnership has established reserves for certain costs associated with restructuring activities as approved by management. These costs are included in the consolidated statement of operations for the applicable periods (Note 16).

Reorganization expenses

The Partnership expenses costs associated with the Partnership’s reorganization including expenses of administering the Predecessor Company’s bankruptcy case.

Equity-based compensation

The Partnership adopted an equity incentive plan (the “Equity Plan”) under which a total of 1,420,000 units are available for issuance. The Equity Plan is designed to attract, retain and motivate key employees, directors and consultants. The Partnership accounts for equity incentives according to the provisions of Statement of Financial

Accounting Standards No. 123(R), “Share Based Payment,” (“SFAS No. 123(R)”). The Partnership adopted SFAS 123(R) in connection with the adoption of Fresh Start Accounting. SFAS 123(R) requires employee stock options and rights to purchase shares under stock participation plans to be accounted for under the fair-value method, and eliminates the ability to account for these instruments under the intrinsic-value method prescribed by APB Opinion No. 25, which was allowed under the original provisions of SFAS 123. SFAS 123(R) requires the use of an option-pricing model for estimating fair value, which is amortized to expenses over the requisite periods. The fair-value of the unit awards was determined using the Black-Scholes valuation model.

Recently issued accounting pronouncements

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4.” SFAS No. 151 clarifies that abnormal inventory costs such as costs of idle facilities, excess freight and handling costs and wasted materials (spoilage) are required to be recognized as current period costs. The provisions of SFAS No.151 are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of SFAS No. 151 did not have a material effect on the Partnership’s consolidated financial statements.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections. SFAS No. 154 established new standards on accounting for changes in accounting principles. Pursuant to the new rules, all such changes must be accounted for by retrospective application to the financial statements of prior periods unless it is impracticable to do so. SFAS 154 supersedes Accounting Principles Bulletin (APB) Opinion 2, Accounting for Changes and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements, though it carries forward the guidance of those pronouncements with respect to accounting for changes in estimates, changes in the reporting entity and error corrections. This statement is effective for accounting changes and error corrections made in years beginning after December 15, 2005, with early adoption permitted for changes and corrections made in years beginning after May 2005. The Partnership does not expect the adoption of SFAS No. 154 to have a material impact on its consolidated financial statements.

In March 2005, the FASB issued final guidance that clarifies how companies should account for “conditional” asset retirement obligations. FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations (“FIN 47”), deals with obligations to perform asset retirement activities in which the timing and/or method of settlement are conditional on a future event (e.g., legal requirements surrounding asbestos handling and disposal that are triggered by demolishing or renovating a facility). In implementing the new guidance, which must be adopted by calendar year enterprises by December 31, 2005, a company will need to identify its conditional asset retirement obligations and determine whether it can reasonably estimate the fair value of each obligation. If the company can reasonably estimate the fair value of an obligation, it will need to recognize a liability for that obligation. The Partnership will adopt FIN 47 by June 30, 2006, as required. The Partnership does not expect the adoption of FIN 47 to have a material impact on its consolidated financial statements.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29. The provisions of this statement are effective for nonmonetary asset exchanges occurring in periods beginning after June 15, 2005. This statement eliminates the exception to fair value for exchanges of similar productive assets and replaces it with a general exception for exchange transactions that do not have commercial substance - that is, transactions that are not expected to result in significant changes in the cash flows of the reporting entity. The adoption of SFAS No. 153 did not have a significant impact on the Partnership’s consolidated financial statements.

NOTE 4 – Inventories

The major components of inventory consisted of the following:

	June 30, 2005	March 31, 2006
		(Unaudited)
Propane	$8,706	$10,938
Other fuels	352	234
Appliances and other	710	654
Parts	827	843

Total inventory	$10,595	$12,669

NOTE 5 – Property, plant and equipment

Property, plant and equipment consisted of the following:

	June 30, 2005	March 31, 2006
		(Unaudited)
Land	$20,415	$20,380
Buildings and improvements	12,002	12,032
Storage and consumer tanks	101,944	100,985
Vehicles	30,925	30,569
Tank installation assets	27,838	29,144
Other equipment	3,497	3,924
Construction in progress	619	6

Total	197,240	197,040
Less: Accumulated depreciation	9,734	23,712

Net property, plant and equipment	$187,506	$173,328

Depreciation expense for Successor for the period from December 20, 2004 to June 30, 2005 approximated $10.7 million. Depreciation expense for Predecessor for the period from July 1, 2004 to December 19, 2004 approximated $8.7 million. For the nine months ended March 31, 2006 (unaudited), depreciation expense approximated $14.8 million. Depreciation expense for the period from December 20, 2004 to March 31, 2005 (unaudited) approximated $6.0 million. The gross amount of property, plant and equipment recorded under capital leases was approximately $4.9 million and $4.8 million, with accumulated amortization of approximately $0.9 million and $2.2 million as of June 30, 2005 and March 31,2006 (unaudited), respectively.

Tank installation assets consist of costs incurred by the Partnership subsequent to December 20, 2004 to install propane storage tanks at customer locations and the estimated fair value ($27.4 million) of the installations of tanks existing at customer locations at December 20, 2004.

NOTE 6 – Intangible Assets

Intangible assets and the related accumulated amortization at June 30, 2005 and March 31, 2006 (unaudited), and projected amortization expenses for the fiscal year ending June 30 and the nine months ended March 31, 2006, are as follows:

	Customer Lists	Trade Names	Other	Total
Balance, June 30, 2005	$18,512	$14,820	$2,206	$35,538
Accumulated amortization	1,047	741	365	2,153

Net at June 30, 2005	17,465	14,079	1,841	33,385
Additions (Unaudited)	50	—	75	125
Amortization expense (Unaudited)	1,097	1,112	569	2,778

Net at March 31, 2006 (Unaudited)	$16,418	$12,967	$1,347	$30,732

Projected amortization for the quarter ending June 30, 2006	$430	$371	$190	$991
Projected amortization for the fiscal years ending June 30,
2007	1,718	1,482	760	3,960
2008	1,718	1,482	393	3,593
2009	1,718	1,482	4	3,204
2010	1,718	1,482	—	3,200
2011	1,718	1,482	—	3,200
Thereafter	7,398	5,186	—	12,584

Total	$16,418	$12,967	$1,347	$30,732

Amortization expense for Successor for the period from December 20, 2004 to June 30, 2005 amounted to $2.2 million. Amortization expense for Predecessor for the period from July 1, 2004 to December 19, 2004 amounted to $1.0 million. For the nine months ended March 31, 2006 (unaudited), amortization expense amounted to $2.8 million. Amortization expense for the period from December 20, 2004 to March 31, 2005 (unaudited) was approximately $0.6 million. At June 30, 2005, management performed an impairment test of the recorded goodwill and determined that there was no impairment.

NOTE 7 - Debt

Debt for the Successor Company consisted of the following:

	June 30, 2005	March 31, 2006
		(Unaudited)
Credit facility	$—	$—
Credit agreement	124,375	123,438
Notes payable	271	113
Capital leases and other debt	2,920	1,808

Total	127,566	125,359
Less: current maturities	2,875	2,424

Total long-term debt	$124,691	$122,935

Credit Facility

Upon emergence from bankruptcy, the Operating Company obtained a senior secured revolving credit facility in the maximum principal amount of $50.0 million. Amounts borrowed bear interest at an annual rate of LIBOR plus 2.5%. Undrawn balances incur monthly fees at an annual rate of 0.50%. This credit facility is collateralized by inventory, equipment, receivables and real property of the Operating Company. Titan Partners and the General Partner have guaranteed this facility. The Operating Company has not drawn on this facility other than for the issuance of letters of credit. This facility expires in December 2009. Outstanding letters of credit under this facility amounted to $7.7 and $11.8 million at June 30, 2005 and March 31, 2006 (unaudited), respectively.

Credit Agreement

Pursuant to the Plan, the outstanding Senior Secured Credit Facility and the Senior Secured Notes of the Predecessor Company were converted into $125.0 million in term notes from the Operating Company upon emergence from bankruptcy. These notes are collateralized by a second lien on inventory, equipment, receivables and real property of the Operating Company. Titan Partners and the General Partner have guaranteed these notes. The notes bear interest at an annual rate of LIBOR plus 4.50%. The interest rate at June 30, 2005 was 7.81%. The interest rate at March 31, 2006 was 9.44% (unaudited). Principal is amortized 1% per year and is payable, with accrued interest, in quarterly installments with the balance due in December 2009.

Notes payable and capital leases

Notes payable consist of mortgages and obligations under non-compete agreements. At June 30, 2005 and March 31, 2006 (unaudited), these carried interest rates ranging from 7.25% to 10.0% per annum, with payments due periodically through the fiscal year 2010.

Aggregate annual maturities of the Successor Company’s long-term debt outstanding, pursuant to the terms of the various credit agreements are as follows:

	Credit Agreement	Notes Payable	Capital leases and other debt	Total
Quarter ending June 30, 2006 (Unaudited)	$313	$60	$441	$814
Year ending June 30,
2007	1,250	53	837	2,140
2008	1,250	—	369	1,619
2009	1,250	—	110	1,360
2010	1,250	—	51	1,301
2011	1,250	—	—	1,250
Thereafter	116,875	—	—	116,875

Total	$123,438	$113	$1,808	$125,359

Predecessor Company

On November 8, 2004, the Bankruptcy Court confirmed the Predecessor Company’s Plan of Reorganization and on December 20, 2004, the Predecessor Company’s Plan of Reorganization was consummated. As a result, substantially all of the Predecessor Company’s debt securities were settled and cancelled (Note 1). Following the Filing Date, on June 3, 2004, no interest expense related to certain pre-petition debt has been accrued, which would have been approximately $4.6 million from June 3, 2004 through June 30, 2004 and $30.0 million for the period from July 1, 2004 through December 19, 2004, as none of the allowed claims against the Debtors has underlying collateral with a fair value in excess of the principal amount of the debt. The following details of the Predecessor Company’s debt are reflective of events occurring prior to the Filing Date.

Senior Secured Credit Agreement

The Senior Secured Credit Agreement provided maximum borrowing of $50.0 million to be used for seasonal working capital business needs and general Predecessor Company purposes. This Senior Secured Credit Agreement provided for a revolving facility of up to $39.3 million including letters of credit and a term loan of $10.7 million. Letter of credit capacity was $15.0 million, subject to the revolving facility limit. Loans under the Senior Secured Credit Agreement were made at variable annual interest rates based on prime or Eurodollar interest rates and ranged from 3.94% to 7.42%. In addition, a maintenance fee payable quarterly by the Operating Partnership, regardless of the amounts borrowed, ranged from 0.25% to 0.50% depending upon specific financial ratios. The loan matured on November 30, 2002 and the Predecessor Company was in default after that date.

Prior to the loan maturity in November 2002, Credit Suisse First Boston, the lead lender under the Senior Secured Credit Agreement and Northwestern, the guarantor of the Senior Secured Credit Agreement, notified the Predecessor Company that it had not satisfied the conditions to make further draws under the Senior Secured Credit Agreement. During August 2002, Northwestern replaced Credit Suisse First Boston as the lead lender under the Senior Secured Credit Agreement.

At June 30, 2004, there were no outstanding letters of credit under the Senior Secured Credit Agreement. Loans outstanding under the Senior Secured Credit Agreement were variable interest rate loans based on the prime rate. As of June 30, 2004, the Operating Partnership remained in technical and payment default of the Senior Secured Credit Agreement.

Senior Secured Notes

The Operating Partnership had obligations through Senior Secured Note Agreements (the “Senior Secured Notes”) which were collateralized, pari passu, with its obligations under the Senior Secured Credit Agreement.

From December 1996 to November 1999, the Operating Partnership issued $365 million of Senior Secured Notes in various tranches. The notes bore interest payable semi-annually at rates ranging from 7.33% to 8.27%. Principal was payable in annual installments aggregating $51.2 million, with maturity dates between July 31, 2005 and January 31, 2013.

The Senior Secured Credit Agreement and the Senior Secured Notes were initially collateralized by the Operating Partnership’s trade receivables, inventories and customer storage tanks.

On July 31, 2002 the Operating Partnership defaulted on an approximately $5.6 million interest payment due on certain of its Senior Secured Notes and the Senior Secured Credit Agreement. On December 31, 2002 the Operating Partnership defaulted on an approximately $8.3 million interest payment due on its remaining Senior Secured Notes. During the year ended June 30, 2004 the Operating Partnership made payments on the outstanding accrued interest of the Senior Secured Notes and the Senior Secured Credit Agreement totaling $28.0 million and $1.0 million, respectively.

The Operating Partnership entered into Forbearance Agreements dated July 2, 2003 and Forbearance Extension Agreements dated October 31, 2003 (collectively, the “Forbearance Agreements”) with the holders of the Senior Secured Notes forbearing the holders from exercising their remedies against the Operating Partnership until the earlier of January 9, 2004 or any additional default (such period, the “Forbearance Period”). As part of the Forbearance Agreements, the Operating Partnership had, among other things, agreed to comply with certain additional covenants, consented to certain amendments to the note agreements with the holders of the Senior Secured Notes and provided additional collateral, in the form of liens on the Operating Partnership’s unencumbered real estate and liens on all personal property, including all cash and bank accounts.

The Forbearance Agreements provided for an interest rate increase to 11.27% per annum compounding monthly for all of the Senior Secured Notes and that a “make whole” amount (per the Senior Secured Note agreements) due on a prepayment to the holders of the Senior Secured Notes had been set at $66.4 million and was due and payable as of July 2, 2003, which was recorded during the first quarter of fiscal year ended 2004. Such “make whole” amount was designed to compensate the holders of the Senior Secured Notes for the lower market interest rates assumed on the reinvestment of note prepayment proceeds. The holders of the Senior Secured Notes also agreed that the “make whole” amount accrued interest from July 2, 2003 at 11.27% per annum compounding monthly and to forbear from demanding the “make whole” amount or the interest thereon through January 9, 2004.

On February 6, 2004, a majority of the holders of the Senior Secured Notes provided notice to the Operating Partnership, citing that the agreed events of default identified in the Forbearance Agreements had not been remedied or cured and other events of default had occurred and were continuing, stating that all obligations under the Senior Secured Notes were accelerated and declared to be immediately due and payable. The total of all such obligations under the Senior Secured Notes as of June 30, 2004 approximated $560.0 million.

Senior Notes

Cornerstone Partners had obligations under its Senior Notes which were structurally subordinated to the Senior Secured Credit Agreement and the Senior Secured Notes to the extent of the assets securing indebtedness thereunder. Cornerstone Partners defaulted on approximately $45.0 million due on June 30, 2004, $3.0 million on June 30, 2003 and $2.8 million due on December 31, 2002 under the Senior Notes. Cornerstone Partners did not make payments on the Senior Notes subsequent to these dates. On September 19, 2003, the holders of the Senior Notes provided a notice to the Predecessor Company citing the missed payments of December 31, 2002 and June 30, 2003. This notice declared all unpaid principal and accrued interest to the date of acceleration on all outstanding senior notes, together with the applicable “make whole” amount with respect to the Senior Notes, to be due and payable immediately. Such “make whole” amount was designed to compensate the holders of the Senior Notes for the lower market interest rates assumed on the reinvestment of note prepayment proceeds. The “make whole” amount with respect to the Senior Notes was approximately $11.4 million and was accrued during the year ended June 30, 2004. These notes bore interest at 10.26%.

The Predecessor Company’s Plan of Reorganization, as approved by the Bankruptcy Court, provided for a pool of $12.3 million for all unsecured claims of Cornerstone Partners, including all claims under the Senior Notes. As of June 30, 2005, approximately $0.9 million remained in this pool.

Subordinated Loan – Special General Partner

During August 2002, in order to address its immediate liquidity needs, the Operating Partnership entered into an unsecured loan agreement with its Special General Partner (the “Subordinated Loan”). During the fiscal year ended June 30, 2003, the Operating Partnership entered into various amendments to this unsecured loan agreement; as of June 30, 2004, the outstanding principal balance owing to the Special General Partner was $25.6 million. Loans under the Subordinated Loan were made at variable annual interest rates based on prime or Eurodollar interest rates. At June 30, 2004, the interest rate on the Subordinated Loan was based upon the prime rate, which was 4.0% per annum. The Subordinated Loan was subordinated to the Senior Secured Credit Agreement, the Senior Secured Notes and the Senior Notes discussed above.

Other Notes Payable and Capital Leases

Notes payable consisted of mortgages, capital leases and non-compete agreements. At June 30, 2004, these notes payable carried interest rates ranging from 7.25% to 10.5% per annum with payments due periodically through the fiscal year 2010. The net book value of assets under capital leases approximated the carrying value of the capital lease obligations.

NOTE 8 – Deferred Revenue

Deferred revenue, consisting principally of tank rental paid in advance that is recognized over the tank rental term or period of the prepayment, consisted of $3.3 million (included in Accrued liabilities in the Consolidated Balance Sheets) as of June 30, 2005, and $3.6 million at March 31, 2006 (unaudited).

NOTE 9- Derivatives and Forward Contracts

As of June 30, 2005, the notional and fair value of outstanding forward contracts was approximately $7.0 million. As of March 31, 2006 (unaudited), the notional value of outstanding forward contracts was approximately $1.6 million and the fair value of the forward contracts were approximately $1.7 million. Because these forward contracts will be net settled, they qualify as derivatives instruments under SFAS No. 133. The Predecessor Company recognized a loss of $0.6 million for the period ended December 19, 2004 to adjust the forward contracts to fair value. The Partnership recognized a gain of $0.7 million for the period from December 20, 2004 to March 31, 2005 (unaudited), and a gain of $0.1 million for the nine months ended March 31, 2006 (unaudited)to adjust the forward contracts to fair value.

As of June 30, 2005, the Partnership had commitments to purchase 2.6 million gallons of propane at specified benchmark average rates, as defined in the agreements. The fair value of these contracts was $2.2 million. As of March 31, 2006 (unaudited), the Partnership had no commitments to purchase propane at specified benchmark average rates. These forward purchase contracts meet the requirement to qualify as normal purchases under SFAS No. 133 and therefore are not considered derivative instruments.

The Partnership also enters into formal and informal sales commitments with its customers, whereby the Partnership offers a fixed price per gallon for propane to its customers over a specified period. The sales commitments are not designated as financial instruments under SFAS No. 133. These sales commitments, which require physical settlement, meet the requirement to qualify as normal sales as defined in SFAS No. 133 and are not adjusted to fair market value. As of June 30, 2005, the Partnership had commitments to sell approximately 7.2 million gallons of propane to its customers at fixed prices. At March 31, 2006 (unaudited), the Partnership had commitments to sell approximately 1.7 million gallons of propane to its customers at fixed prices.

NOTE 10 - Partners’ Capital and Distributions of Available Cash

Partners’ capital at June 30, 2005 and March 31, 2006 (unaudited), consisted of 7,130,528 Common Units, representing a 49.1% limited partnership interest, 7,100,000 Subordinated Units, representing a 48.9% limited partnership interest, and a 2% general partnership interest. The General Partner holds the entire general partnership interest and all of Titan Partners’ Incentive Distribution Rights, as described below (collectively, the “GP Interests”).

The Agreement of Limited Partnership of Titan Partners (the “Partnership Agreement”) requires that Titan Partners make a distribution of all Available Cash (as defined below) to the holders of its units and general partnership interests within 45 days after the end of each fiscal quarter, subject to the payment of incentive distributions to the holders of Incentive Distribution Rights to the extent that certain target levels of distributions are achieved. The term Available Cash generally means, with respect to any fiscal quarter, all cash on hand at the end of such quarter, plus working capital borrowings after the end of such quarter with respect to such quarter, less reserves established by the General Partner in its reasonable discretion to provide for the proper conduct of the partnership’s business, to comply with applicable laws and agreements and, in certain circumstances, to provide funds for future distributions with respect to any one or more of the next four quarters.

Distributions by the Partnership will generally be made 98% to the Common and Subordinated Unitholders and 2% to the General Partner, subject to the payment of incentive distributions to the holders of Incentive Distribution Rights to the extent that certain target levels of cash distributions are achieved. To the extent there is sufficient Available Cash, the holders of Common Units have the right to receive a minimum quarterly distribution of $0.50 per Common Unit (the “Minimum Quarterly Distribution”), plus any arrearages, prior to any distribution of Available Cash to the holders of Subordinated Units. Common Units will not accrue arrearages for any quarter after the Subordination Period (as described below) and Subordinated Units will not accrue any arrearages with respect to distributions for any quarter.

The Incentive Distribution Rights provide for the holder (currently, the General Partner) to receive an increasing share of distributions after certain distribution thresholds are met. In general, for any quarter, if Titan Partners distributes Available Cash from operating surplus to the Common Units, Subordinated Units and general partnership interests in an amount equal to the Minimum Quarterly Distribution, including distributions of Available Cash from operating surplus on outstanding Common Units in an amount necessary to eliminate any cumulative arrearages in payment of the Minimum Quarterly Distribution from prior quarters, then Titan Partners will distribute any additional Available Cash from operating surplus for that quarter among the Common Units and Subordinated Units and the GP Interests in the following manner:

(a) First, 98% to all holders of Common Units and Subordinated Units, pro rata and 2% to the holder of the GP Interests, until each holder of Common Units and Subordinated Units receives a total of $0.55 per unit for that quarter;

(b) Second, 85% to all holders of Common Units and Subordinated Units, pro rata and 15% to the holder of the GP Interests, until each holder of Common Units and Subordinated Units receives a total of $0.625 per unit for that quarter;

(c) Third, 75% to all holders of Common Units and Subordinated Units, pro rata and 25% to the holder of the GP Interests, until each holder of Common Units and Subordinated Units receives a total of $0.75 per unit for that quarter; and

(d) Thereafter, 50% to all holders of Common Units and Subordinated Units, pro rata and 50% to the holder of the GP Interests.

In general and subject to certain other conditions set forth in the Partnership Agreement, the Subordination Period will continue until the first day of any quarter beginning after December 31, 2009 in which (i) distributions of Available Cash from operating surplus on the Common Units and the Subordinated Units for each of the three consecutive, non-overlapping four-quarter periods immediately preceding such date equal or exceed the Minimum Quarterly Distribution and (ii) there is no arrearage in the payment of the Minimum Quarterly Distributions on the Common Units. Each outstanding Subordinated Unit will covert into a Common Unit at the end of the Subordination Period.

In addition, prior to the end of the Subordination Period, 1,775,000 of the outstanding Subordinated Units will convert into Common Units on a one-for-one basis immediately after the distribution of Available Cash in respect to the first fiscal quarter ending after December 31, 2007 in which certain conditions are met, including (i) distributions of Available Cash from operating surplus on the Common Units and the Subordinated Units for each of the three consecutive, non-overlapping four-quarter periods immediately preceding such date equal or exceed the Minimum Quarterly Distribution and (ii) there is no arrearage in the payment of the Minimum Quarterly Distributions on the Common Units. An additional 1,775,000 of the outstanding Subordinated Units, if any, will convert into Common Units on a one-for-one basis immediately after the distribution of Available Cash in respect to the first fiscal quarter ending after December 31, 2008 in which the same conditions are met, provided that such conversion will not occur until at least one year following the conversion described in the immediately preceding sentence.

The Partnership made distributions of $7.1 million with respect to its Common and Subordinated Units and $0.1 million with respect to the GP Interests, during the period from December 20, 2004 to June 30, 2005. The Partnership made distributions of $21.3 million with respect to its Common and Subordinated Units and $0.4 million with respect to the GP Interests, during the period from July 1, 2005 through March 31, 2006 (unaudited).

Historically, the Predecessor Company made distributions to its partners within 45 days after the end of the fiscal quarter in an aggregate amount equal to their available cash for such quarter. There were no distributions paid by the Predecessor Company during the periods presented.

Generally, Cornerstone Partners’ net income and losses were allocated to the partners’ capital accounts in the following proportions: 2.0% to the general partners, 70.9% to common unit-holders and 27.1% to the subordinated unit-holders. However, Cornerstone Partners’ partnership agreement provided that losses in excess of the common and subordinated unit-holders’ capital accounts were allocated 100% to the general partners. Pursuant to this provision, all of the Partnership losses were allocated to the general partners during the period from July 1, 2004 through December 19, 2004. The Cornerstone Partners’ partnership agreement required the allocation of 100% of future net income to the general partners until this excess loss allocation has been recovered.

NOTE 11 - Commitments and Contingencies

Insurance

At December 31, 2004, the Partnership terminated the Predecessor Company’s full coverage insurance program and entered into a high-deductible insurance program covering various types of insurance including general liability, auto liability and statutory coverage. The Partnership is generally responsible for the first $250,000 of any claim. The Partnership has similar programs in place for medical coverage. As of June 30, 2005, and March 31, 2006 (unaudited) the Partnership had reserves recorded in accrued liabilities of $2.7 million and $4.7 million, respectively, to cover estimated losses not covered by insurance under this program.

The Successor Company has assumed certain obligations of self-insurance programs maintained by Empire and Synergy for any incidents occurring prior to December 17, 1996. These companies had insurance coverage for comprehensive general liability and vehicle liability, for catastrophic exposures as well as those risks required to be insured by law or contract. These companies retained a significant portion of certain expected losses related primarily to comprehensive general liability and vehicle liability. Estimated liabilities for self-insured losses were recorded based upon the Predecessor Company’s estimates of the aggregate self-insured liability for claims incurred.

The Predecessor Company maintained various types of insurance including general liability, auto liability and statutory coverage. The Predecessor Company’s primary insurance was a full indemnity program through December 2004. Prior to November 1, 2001, the Predecessor Company maintained a self-insured program under which the Predecessor Company was generally responsible for the first $250,000 of any claim.

As of June 30, 2005 and March 31, 2006 (unaudited), the Successor Company had reserves recorded in accrued liabilities of $2.8 million and $1.6 million, respectively to cover pre-petition estimated losses not covered by insurance of the Predecessor Company that were assumed according to the Plan.

The obligations covered by various insurance contracts remain on the balance sheet, as the Partnership and the Predecessor Company remain liable to the extent that the carriers do not meet their obligations under the insurance contracts. The amounts receivable under the contracts were estimated to be $7.4 million at June 30, 2005 and March 31, 2006 (unaudited) and are included in other current assets.

Environmental Cleanup Liability

The Partnership is currently investigating a potential environmental liability in Maryland. The Partnership is unable to predict the outcome of this investigation and accordingly, no adjustments have been made in the consolidated financial statements.

Predecessor Company Securities Litigation and SEC Investigation

The Securities and Exchange Commission (the “SEC”) conducted an investigation relating to the Predecessor Company’s financial statements and related disclosure for fiscal years 2000 and 2001 and the write-off of $9.8 million of unsubstantiated balances at fiscal year-end 2001, among other things. On September 23, 2005, the SEC filed actions against five former officers of the Predecessor Company alleging that they were responsible for reporting materially false financial results in SEC filings and press releases for the period June 2000 through September 2001. Two of the former officers settled the SEC’s case against them at the time of its filing. The SEC’s action is pending in federal district court in the Northern District of California against the remaining three officers. By the time of the bar date in the Predecessor Company’s bankruptcy enjoining actions against the Predecessor Company, the SEC had not filed any action against the Predecessor Company. The Successor Company cooperated with the SEC in its investigation. While the Partnership is not a defendant in the SEC action, the company has an obligation to respond to discovery requests for documents and witness testimony.

In 2003, the Predecessor Company and others were named as defendants in various lawsuits filed in federal, state and municipal courts. These lawsuits, which stated various federal and state law claims based on the conduct that was the subject of the SEC investigation, were expunged in the Plan approved by the Bankruptcy Court as they relate to the Predecessor Company and the Partnership. The expunged lawsuits include two shareholder derivative actions filed in California state court, a purported class action filed in federal district court in California and a lawsuit filed by a unitholder of the Predecessor Company in a municipal court in Missouri. While the Predecessor Company is no longer a defendant in these cases, the cases continue to go forward against other defendants.

Precision Investment, LLC, et al. v. Cornerstone Propane, L.P.

The plaintiffs commenced an action in 1998 against the Operating Partnership in the Circuit Court of Laclede County, Missouri, regarding the Operating Partnership’s use of several properties owned by the plaintiffs. In March 2002, the trial court found in favor of the plaintiffs. The Operating Partnership’s appeal of this verdict is currently pending. The Operating Partnership posted a bond with the court to cover the appeal of this verdict and reserved an amount which management believes is adequate to cover any potential liability. Management cannot predict the final outcome of this matter, but does not believe that the outcome will have a material adverse effect on the results of operations, financial position or cash flows of the Partnership.

Other Litigation

The Partnership is from time to time involved in various types of litigation concerning claims arising in the ordinary course of its business. The Partnership does not believe that any pending or threatened litigation will have a material adverse effect on the Partnership’s results of operations, cash flows, or its financial condition.

NOTE 12 – Equity-based Compensation

In December 2004 and January 2005, 1,039,000 options were granted to key employees by the Successor Company. The options have an exercise price of $23.00 per unit. The options vest ratably over four years (which may be accelerated under certain conditions) and expire 10 years from the grant date. As of June 30, 2005 and March 31, 2006 (unaudited), none of the outstanding options were exercisable and there have been no forfeitures since the options were granted.

The fair value of the options was determined using the Black-Scholes valuation model. Based upon the valuation methodology used, no value was assigned to the options at the date of grant.

The assumptions used in that determination are discussed below.

Expected volatilities are based on the volatility of publicly-traded propane master limited partnerships and other factors. The expected term of the options represents management’s reasonable estimate of the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of the grant. A summary of the key assumptions and estimates used follows:

June 30, 2005
Expected volatility	18.20%
Expected distributions	8.70%
Risk-free rate	3.75%
Expected term (in years)	6.25

In July 2005, the Partnership granted 130,000 options to another member of management under the same terms and conditions as the original grants. The Partnership valued the grant using the Black-Scholes valuation model with updated assumptions. Based upon the valuation model, no value was assigned to the options at the date of grant.

Changes in the Partnership’s outstanding options are as follows:

	Number of Units	Weighted average Exercise Price per Unit	Weighted average remaining contractual term (years)
Options outstanding December 20, 2004	—
Options granted	1,039,000	$23.00	9.50
Options exercised	—

Options outstanding June 30, 2005	1,039,000	$23.00	9.50
Options granted	130,000	$23.00	9.25
Options converted to deferred units	(259,750)	$23.00

Options outstanding March 31, 2006 (unaudited)	909,250	$23.00	8.82

In December 2004 and January 2005, 1,039,000 phantom units were granted to certain key employees by the Successor Company. These phantom units provide for credits to deferred compensation accounts for participants when the fair value of the Partnership’s common units exceed a base value at specified valuation dates. The Partnership has recognized total compensation expense related to the phantom units of approximately $0.4 million, $0.7 million and $2.0 million for the period from December 20, 2004 to March 31, 2005 (unaudited), the period from December 20, 2004 to June 30, 2005 and the nine months ended March 31, 2006 (unaudited), respectively. The intrinsic value of the outstanding options was $1.6 million, $1.3 million and $0.0 million as of March 31, 2005 (unaudited), June 30, 2005 and March 31, 2006 (unaudited), respectively.

In December 2005 the Partnership modified the option and phantom unit grants under the Equity Plan. The modification provided that, for the first year of vesting under the Equity Plan approximately 260,000 options and phantom units would be cancelled in exchange for a grant of deferred units under a deferred compensation plan. The fair value of the deferred units approximated the fair value of the cancelled options and phantom units. The intrinsic value of the deferred units was approximately $2.6 million on the modification date.

Total expected remaining compensation expense related to the 779,250 outstanding phantom units at March 31, 2006 (unaudited) will be variable based upon the valuation of the underlying partnership units over the vesting period but is estimated to be approximately $4.4 million.

The vesting of the option and phantom units is accelerated under certain conditions including, but not limited to a change in control event or the grantee’s death or disability while an employee of the Partnership.

In December 2004, an executive of the partnership was granted 20,353 common units. Based upon the estimated value of the partnership units at the date of grant, compensation expense of approximately $0.2 million is being recognized over the vesting period. These units vest after 5 years but can be accelerated under circumstances similar to the options and phantom units.

Refer to Note 18 concerning subsequent sale of the Partnership and vesting of all unit options.

NOTE 13 - Employee Benefit Plans

The Partnership maintains a defined contribution retirement plan under section 401(k) of the Internal Revenue Code (the “401k Plan”) available to substantially all employees, provided certain requirements are met. Employees who elect to participate may contribute a percentage of their salaries to the 401k Plan. The Partnership’s contributions were 40% of the employee’s contributions to the 401k Plan up to a maximum of 5% of the employee’s salary. Contributions to the 401k Plan included in operating, general and administrative expenses amounted to $0.3 million, $0.3 million, $0.2 million and $0.5 million for the period from December 20, 2004 to June 30, 2005, period from July 1, 2004 to December 19, 2004, and the period from December 20, 2004 to March 31, 2005 (unaudited), and the nine months ended March 31, 2006 (unaudited), respectively.

NOTE 14 - Operating Leases

The Partnership leases retail sales offices, storage sites, administrative office space and equipment under cancelable and noncancelable operating leases expiring in various years through fiscal year 2015. These leases generally contain renewal options and require the Partnership to pay all executory costs (property taxes, maintenance and insurance). Operating lease rental expense included in operating, general and administrative expenses amounted to $1.8 million $1.9 million, $3.2 million, and $1.1 million for the period from December 20, 2004 to June 30, 2005, the period from July 1, 2004 to December 19, 2004, the nine months ended March 31, 2006 (unaudited), and the period from December 20, 2004 to March 31, 2005 (unaudited), respectively.

Future annual minimum lease payments under non-cancelable operating leases outstanding as of June 30, 2005 are:

2006	$3,069
2007	2,298
2008	1,607
2009	920
2010	550
Thereafter	1,355

$9,799

Future annual minimum lease payments under non-cancelable operating leases outstanding as of March 31, 2006 (unaudited) are:

Remaining in 2006	$1,202
2007	4,239
2008	3,460
2009	2,760
2010	2,275
2011	748
Thereafter	1,073

$15,757

As a result of the Plan, leases with future minimum payments aggregating $3.9 million were rejected by the debtors. Assets covered by these leases were returned to the lessors and the lessors had an unsecured claim in the Predecessor Company’s bankruptcy case.

NOTE 15 – Concentration of Business

The Partnership purchases a substantial portion of its inventory from one supplier. This amounted to $113.0 million during the period from December 20, 2004 to June 30, 2005, $80.1 million during the period from July 1, 2004 to December 19, 2004, $170.2 million for the nine months ending March 31, 2006 (unaudited), and $81.2 million for the period from December 20, 2004 to March 31, 2005 (unaudited). At June 30, 2005 and March 31, 2006 (unaudited), the amount due to the supplier included in accounts payable was approximately $3.5 million and $6.3 million, respectively.

NOTE 16 – Restructuring Charges

Both the Successor Company and the Predecessor Company incurred costs in connection with the restructuring of their operations. These costs included expenses to relocate the Partnership’s headquarters to a new office in Florence, Kentucky and severance packages to certain employees in connection with the closing of certain offices and the restructuring of the Partnership’s retail operations. The reserve for restructuring expenses is as follows:

	Severance costs	Field restructuring	Total
Liability at December 20, 2004	$—	$—	$—
Provision	204	549	753
Amounts paid	(177)	(549)	(726)

Liability at June 30, 2005	27	—	27

Provision	806	1,395	2,201
Amounts paid	(833)	(1,395)	(2,228)

Liability at March 31, 2006 (unaudited)	$—	$—	$—

Restructuring expenses consisted of the amounts shown as “Provision” in the table above for the period from December 20, 2004 to June 30, 2005, and the nine months ended March 31, 2006 (unaudited).

NOTE 17 – Reorganization Expenses

Both the Successor Company and the Predecessor Company incurred costs in connection with the reorganization of their operations. These costs included the administration of the Predecessor Company’s Chapter 11 reorganization and related activities, as follows:

	Successor Company For the period from December 20, 2004 to June 30, 2005	Predecessor Company For the period from July 1, 2004 to December 19, 2004
Turnaround Consulting Firm	$828	$7,470
Restructuring counsel	1,348	4,117
Financial and legal advisors	1,783	7,936
Severance and retention agreements	—	1,375

Total reorganization expenses	$3,959	$20,898

	Successor Company For the nine months ended March 31, 2006 (Unaudited)	Successor Company For the period from December 20, 2004 to March 31, 2005 (Unaudited)	Predecessor Company For the period from July 1, 2004 to December 19, 2004

Turnaround Consulting Firm	$180	$752	$7,470
Restructuring counsel	207	619	4,117
Financial and legal advisors	769	1,002	7,936
Severance and retention agreements	—	45	1,375
Other	661	—	—

Total reorganization expenses	$1,817	$2,418	$20,898

NOTE 18– Event Subsequent to the Date of the Report of the Independent Registered Public Accounting Firm (Unaudited)

On April 20, 2006, the Partnership and its general partner signed a definitive agreement with Energy Transfer Partners, L.P. (“ETP”) under which ETP acquired, on June 1, 2006, all of the Partnership’s general and limited partner ownership interests for a total consideration of approximately $562 million plus working capital as of June 1, 2006, which includes the payoff of the Partnership’s then-outstanding long-term debt. All of the Partnership’s outstanding unit options immediately vested in connection with the transfer of control.